Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

March 21, 2011

Board of Directors of Sionix Corporation
914 Westwood Boulevard, Box 801
Los Angeles, California 90024

Re:	Registration Statement on Form S-1 (No. 333-172729) of Sionix Corporation

Gentlemen:

We have acted as counsel for Sionix Corporation, a Nevada corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1, No. 333-172729, as amended (“Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”) on March 10, 2011, relating to the public sale of 30,899,994 shares of common stock offered for resale by certain selling share-holders.  This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto, (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Bylaws, as amended, (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form the basis for the opinion hereinafter expressed.

Based on the foregoing, we are of the opinion that the shares of common stock included in the Registration Statement for sale by the selling shareholders, including those shares of common stock that will be issued as a result of the exercise of warrants in accordance with their respective terms and conditions for the purchase of shares of common stock, are, and in the case of the shares issuable as a result of the exercise of such warrants, will be, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Richardson & Patel LLP
RICHARDSON & PATEL LLP